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                                   EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY


1. Spectrum Integrated Services, Inc. d/b/a Software Spectrum Technology Services Group

2.   Software Spectrum Limited

3.   Software Spectrum Holdings Pty, Ltd.

4.   Software Spectrum (UK) Ltd.

5.   Software Spectrum B.V.

6.   Software Spectrum Canada, Ltd.

7.   Software Spectrum GmbH

8.   Integrated Leasing Services, Inc.

9.   Software Spectrum Services B.V.